Exhibit 6
CONSENT
     In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned, U.S. BANK NATIONAL ASSOCIATION hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.
Dated: April 22, 2008

By:	/s/ K. Wendy Kumar
K. Wendy Kumar
Vice President

By:	/s/ Beverly A. Freeney
Beverly A. Freeney
Vice President

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